UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2006

SHINE MEDIA ACQUISITION CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52234	20-3086866
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRA Employer Identification No.)

Level 29, Central Plaza, 381 Huai Hai Zhong Road, Shanghai 200020, China	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  011 86 21 63916188

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

COMMENCING SHORTLY AFTER THE FILING OF THIS CURRENT REPORT ON FORM 8-K, SHINE MEDIA ACQUISITION CORP. (“SHINE”) INTENDS TO HOLD PRESENTATIONS FOR CERTAIN OF ITS STOCKHOLDERS, AS WELL AS OTHER PERSONS WHO MIGHT BE INTERESTED IN SHINE’S ACQUISITION (“ACQUISITION”) OF CHINA GREENSCAPE CO., LTD. (“GREENSCAPE”), AS DESCRIBED IN THIS REPORT. THIS CURRENT REPORT ON FORM 8-K WILL BE DISTRIBUTED TO PARTICIPANTS AT SUCH PRESENTATIONS.

SHINE AND ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING OF SHINE’S STOCKHOLDERS TO BE HELD TO APPROVE THE TRANSACTIONS.

STOCKHOLDERS OF SHINE AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROSPECTUS AND PRELIMINARY PROXY STATEMENT AND FINAL PROSPECTUS AND DEFINITIVE PROXY STATEMENT IN CONNECTION WITH SHINE’S PROPOSED REDOMESTICATION AND SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. SUCH PERSONS CAN ALSO READ SHINE’S FINAL PROSPECTUS, DATED DECEMBER 20, 2006, AND ANNUAL REPORT ON FORM 10K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, FOR A DESCRIPTION OF THE SECURITY HOLDINGS OF SHINE’S OFFICERS AND DIRECTORS AND THEIR RESPECTIVE INTERESTS IN THE SUCCESSFUL CONSUMMATION OF THIS BUSINESS COMBINATION. THE FINAL PROSPECTUS AND DEFINITIVE PROXY STATEMENT WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE ACQUISITION AND CERTAIN RELATED MATTERS. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN A COPY OF THE FINAL PROSPECTUS AND DEFINITIVE PROXY STATEMENT, WITHOUT CHARGE, BY DIRECTING A REQUEST TO: SHINE MEDIA ACQUISITION CORP., LEVEL 29, CENTRAL PLAZA, 381 HUAI HAI ZHONG ROAD, SHANGHAI 200020, PRC. THESE DOCUMENTS, AS AND WHEN AVAILABLE, CAN ALSO BE OBTAINED, WITHOUT CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET SITE (http://www.sec.gov).

GREENSCAPE’S FINANCIAL INFORMATION AND DATA CONTAINED HEREIN HAS BEEN PREPARED BY GREENSCAPE AS A PRIVATE COMPANY FROM AUDITED AND UNAUDITED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“US GAAP”) AND MAY NOT CONFORM TO SEC REGULATION S-X. ACCORDINGLY, SUCH INFORMATION AND DATA MAY BE ADJUSTED AND PRESENTED DIFFERENTLY IN SHINE’S PROSPECTUS AND PROXY STATEMENT TO SOLICIT STOCKHOLDER APPROVAL OF THE ACQUISITION AND RELATED MATTERS. ALL FINANCIAL AMOUNTS PRESENTED HEREIN AND IN THE EXHIBITS HERETO ARE IN US DOLLARS UNLESS SPECIFICALLY NOTED OTHERWISE

The financial statements and contracts of Greenscape are prepared and stated in renminbi, the official currency of the Peoples Republic of China. Certain amounts have been converted into United States dollars for the convenience of the United States readers. The renminbi exchange rate against the dollar varies based on market conditions and the basket of currencies against which the exchange rate is fixed. To the extent that an obligation is stated in dollars, such as in the case of the earn out provisions of the acquisition agreement discussed herein, the fluctuation in the currency exchange rate will have either a positive or negative impact depending on the direction of the change in the exchange rate. Since the business of China Greenscape Co., Ltd. is entirely in the PRC, changes in the exchange rate of the renminbi will not have any effect on the business of the company, but will have an affect on results reported in other currencies. The conversion rate used for the translations from renminbi to dollars in this Current Report on Form 8-K was 7.5632 renminbi to one dollar.

Item 1.01	Entry into a Material Definitive Agreement

Summary

On May 8, 2008, Shine Media Acquisition Corp. (“Shine”), a Delaware corporation, entered into a Stock Purchase Agreement (“Agreement”) under which it will acquire all the ordinary shares of China Greenscape Co., Ltd. (“Greenscape”), a company formed under the laws of the British Virgin Islands. The principal subsidiary of Greenscape is Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (“JSZF”), a company organized and existing under the laws of the Peoples Republic of China (“PRC” or “China”), and wholly owned by Greenscape.

In connection with the acquisition of Greenscape, Shine will reincorporate and move its domicile from Delaware to the British Virgin Islands, via a redomestication merger with and into its wholly owned subsidiary, China Green Resources, Inc. (“Resources”), a company formed under the laws of the British Virgin Islands. Resources was formed for the purpose of the redomestication merger and immediate subsequent acquisition of Greenscape. Immediately following the closing of the transactions described herein, the current stockholders and warrant holders of Shine and the current ordinary common shareholders of Greenscape will be the security holders of Resources. Resources will continue as a publicly traded company.

In addition to the ordinary common shares of Greenscape which are outstanding, Greenscape has outstanding two classes of preferred stock issued to investors in two private placements from which it raised approximately US$31,000,000 in working capital in 2007 and early 2008. Resources plans to take steps to acquire these outstanding shares after consummation of the acquisition of Greenscape (“Business Combination”).

Business of Greenscape

Greenscape, through its subsidiary, is an urban green resources company in the PRC that develops, cultivates, and distributes trees, plants and flowers to supply the growing greenery needs of China’s rapidly expanding municipalities. It is one of a select few companies in China that has the necessary scale to meet the central government mandated greenery needs of entire cities and urban development zones. Management of Greenscape believes that the company is well positioned to expand its operations to provide a variety of related value-added services, such as plant selection, landscape designing and after planting servicing, to its customers currently on a regional and in the future a national basis. With its operational scale, history of successfully completing large-scale projects and with a backlog of over US$250 million, Greenscape is one of the leading providers of greenery in China today and aims to become one of the largest green resource companies in China in the next 5 to 10 years.

Greenscape’s headquarters is strategically located in Jiangsu Province, which in 2006 was ranked 3rd in gross domestic product among all provinces in the PRC. Greenscape’s growing areas are located in the Yangtze River delta region, where the economic growth, transportation network, weather conditions and water supply make it an ideal place to grow its business. The company has over 3,100 acres of growing area and approximately 16 acres of advanced automated greenhouse facilities where the latest cloning and planting technologies are employed to produce high-quality and low-cost products. Greenscape believes it has one of the largest and most diverse inventories of trees and plants in China, which enables it to be a single source provider in many large-scale and complex greenscape projects. The company’s focus is on catering to city governments and large developers that typically need thousands of trees and other flora. Contracts from such customers are typically performed over multiple years and are generally valued at a more than RMB100 million. This differs from many other participants in the highly fragmented PRC urban green resource supply market that only have a few acres of land and can only supply local requirements of up to a few hundred trees and plants.

Greenscape competes on the strength of its reputation, its large scale of operations, proven track record for service and timely delivery of healthy products, and its strong relationships with government and developer customers and potential customers.. Management of Greenscape believes that the company will continue its growth based on the following strategies:

• Providing integrated green solutions - Greenscape consults with city infrastructure authorities during their initial urban planning stages, and it assists in the design and planning stages of their city planning programs. It also serves as a single-source provider to service the needs of an entire urban project or development and assures the replace the health of the greenery planted in any particular project for a period of at least one year.

• Emphasis on innovative technologies - Greenscape’s research and development team focuses on cultivation techniques to breed low-cost plant and tree species and on implementing multi-level and layered planting technologies to maximize the use of its land while ensuring the health of its inventory.

• Leverage of brand and reputation - Since Greenscape has a strong track record of service quality, as demonstrated by successfully completion of a number of large projects, management believes that its brand recognition is already substantial in the Yangtze River delta region and is increasing elsewhere in China.

• Geographic expansion in China - It is the objective of management to maintain a leading position in the geographic regions that Greenscape currently serves by being a single source of greenery that provides high-quality service to its customers. Its large supply resources, large land capacity for growing trees and plants, research and development capabilities, and experienced management are the exception in this highly fragmented market mainly comprised of small “mom and pop” operations. Management intends to increase the geographical reach within eastern and central China to address the growing demand for greenery throughout the nation.

Greenscape believes that it is positioned to not only capitalize on the significant urban demand for greenery, but with its tree resources and knowledge, it believes that it will have the opportunity to expand into the forest products industry in the future. The company plans to acquire substantial amounts of acreage over the next several years by option and acquisition of lease and other rights, with an objective of locating and acquiring as much as 800,000 acres of forest land. A part of its long term business plan is to become one of the larger forest product companies in China. A forest products division could participate in that industry in many different ways, including as a timber supplier or as a lumber company to more directly supply product to the growing wood consuming industries, such as construction, furniture and paper industries. Management believes that expansion into the wider forest products industry is a natural extension and complement to the current business of Greenscape which is largely focused on tree production.

Corporate Information

Shine is a blank check company organized under the laws of the State of Delaware on June 24, 2005. It was formed to investigate and acquire a target company or business seeking the perceived advantage of being a publicly held corporation.

Greenscape, formerly named Lingersake Co. Ltd., was established in the British Virgin Islands on February 5, 2007, as a limited company, to hold as a wholly owned subsidiary JSZF, which is a company formed under the laws of the PRC on July 19, 2002. Prior to April 1, 2008, the only ordinary shareholder was Ms Ng Sau Lai who was also a director of Greenscape. JSZF acquired 100% of the equity of Jiangxi Guofeng Ecological Agricultural and Forestry Development Corporation in January 2008.

In August 2007, Greenscape received proceeds of approximately US$20,000,000 from its issuance of 400,000 Series A Preferred Shares to Chardan China Investments, LLC. In January 2008, Greenscape received aggregate proceeds of approximately US$11,100,000 from the sale of 161,890 shares of its Series C Preferred Shares to 12 institutional investors. With these proceeds, Greenscape acquired Jiangxi Guofeng Ecological Agricultural and Forestry Development Corporation’s inventory of over 4 million trees and seedlings growing on approximately 2200 acres in De’an Town, Jiangxi Province and certain tree inventories from Jiangyin Chengfeng Ecological Agricultural and forestry Development Corporation.

Greenscape, on an unaudited, pro forma basis, had revenues of approximately US$33.3 million and comprehensive net income of approximately US$17.8 million in the year ended December 31, 2007, and for the fiscal year ended December 31, 2006, revenues of approximately US$28.8 million and comprehensive net income of approximately US$13.7 million. The foregoing amounts will subject to adjustment for consolidation when prepared pursuant to Regulation S-X. In the last three years, JSZF has achieved a net margin in excess of 50%. One of the reasons for the high level of margin has been the PRC government encouragement given to the green resources industry through the exemption from corporate enterprise income tax in China on growing trees and similar plants and reduced enterprise income tax on flowers and similar plants. This tax-benefited status relates to the Tax Policy of the Forestry Industry. The current income tax benefit is indefinite until further notice from the National Taxation Bureau. Notwithstanding this benefit, the operating business and income tax structure of the PRC is under review, and in the future there may be changes which may raise tax rates and limit or end various current tax benefits.

As of March 31, 2008, Greenscape has an unsecured former shareholders’ loans in the aggregate of RMB240 million (approximately US$32.9 million). These loans are unsecured, interest free, and have a term of eight years commencing June 1, 2007 until May 31, 2015. The company is not required to repay the loans during the first four years. After May 31, 2011, 15%, 30%, 30% and 25% of the loan amounts are repayable in the first, second, third and fourth year, respectively.

As of March 31, 2008, Greenscape had total of short-term bank loans in the aggregate amount of RMB240 million (approximately US$34 million), from The Bank of Communications, the Industrial and Commercial Bank of China, China Agricultural Development Bank and the Bank of China. The interest rate on these loans range from 5% to 7.47%. The proceeds of the loans were for working capital and capital expenditure purposes, including the acquisition of tree inventory.

After the Business Combination with Shine and Resources, Greenscape plans to use the additional working capital available to it from the Shine funds currently in trust for the acquisition of additional tree and plant inventory and growing area, which may include buying large blocks of inventory and/or land rights and acquiring competitors or companies operating in the tree growing and forest inventory businesses. The funds received as part of the Business Combination will also be used by the company as working capital and for management of its debt requirements.

Acquisition Agreement

Parties

The parties to the agreement are:

▪	Shine;

▪	Green China Resources, Inc., the wholly owned subsidiary of Shine, formed under the laws of the British Virgin Islands;

▪	China Greenscape Co., Ltd., a company formed under the laws of the British Virgin Islands, and a holding company for its Chinese operating company;

▪	Jiangsu Sunshine Zoology and Forestry Development Co., Ltd., a company organized and existing under the laws of the Peoples Republic of China, and a wholly owned operating company of Greenscape; and

▪	The common shareholders of Greenscape (“Selling Shareholders”).

Structure and Effect of the Transactions

Under the terms of the Agreement, immediately after the closing date:

▪	Shine will merge with and into Resources, with Resources being the surviving and continuing company, under British Virgin Islands law;

▪	Each outstanding share of common stock of Shine will be exchanged for one ordinary share of Resources;

▪	Each outstanding warrant to purchase shares of common stock of Shine will be assumed by Resources by operation of law, and will be exercisable on the same terms for one ordinary share of Resources;

▪
Resources will acquire all the outstanding ordinary shares of Greenscape (‘Share Transfer”), and the outstanding Class B and Class D preferred will be contributed to capital and cancelled, and any outstanding options and warrants will be terminated; and

▪	Resources, when permitted by securities laws, will seek to acquire all the outstanding Class A and Class C preferred stock of Greenscape.

Immediately after the transaction:

▪	All the ordinary shares of Resources will be held by the former stockholders of Shine and the former shareholders of Greenscape;

▪	Resources will be a publicly reporting company, registered under the United States federal securities laws;

▪	The ordinary shares of Resources will be traded on the Over-the-Counter Bulletin Board, unless Resources is successful in applying for a listing on an other exchange in the United States; and

▪	Greenscape, through its subsidiary, JSZF, will continue to operate its business in the PRC.

Transaction Consideration

In consideration for the Share Transfer, the Selling Shareholders holding all the Greenscape ordinary shares will receive an aggregate of 30,800,000 shares of Resources. That number of newly issued shares of Resources will represent approximately 77.85% of the issued and outstanding ordinary shares of Resources immediately after the redomestication merger and Share Transfer.

As additional consideration to the Selling Shareholders, based on the post Business Combination U.S. GAAP after-tax net operating profits of Resources (“Net Income”) for its fiscal years 2008 through 2012, the Selling Shareholders will be entitled to payments in the form of additional ordinary shares of Resources. The number of shares to be issued as the additional consideration are to be earned on an all or none basis. For purposes of determining the right of the Selling Shareholders to receive an additional payment, a payment for any year will not be applied, whether in the year such payment is made or in any subsequent year, to reduce Net Income. The number of additional shares will be subject to adjustment for stock splits, combinations, and similar recapitalization events. In any transactions in which Resources acquires, is acquired by, merges with or otherwise combines with another business, provision will be made in the documents governing the transaction to preserve for the Selling Shareholders the benefits of the additional consideration. Set forth below is a table of the Net Income amounts and number of shares for each year:

Year	Net Income	Number of Ordinary Shares

2008	US$24,230,000	4,200,000
2009	US$33,317,000	4,200,000
2010	US$41,129,000	4,200,000
2011	US$53,311,000	4,200,000
2012	US$65,000,000	4,200,000

Other Terms of the Business Combination

Certain Selling Shareholders will enter into lock up agreements not to sell any of the ordinary shares of Resources obtained in the Business Combination for a period of time. Selling Shareholders owing five percent or more of the ordinary shares will enter into a lock up until the earliest of December 20, 2009, or, if the person is a management person of the company, upon the termination of employment. All Selling Shareholders owning more than one percent but less than five percent of the ordinary shares will enter into a lock up for a period ending on the earliest of December 20, 2009, or, if the person is a management person of the company, upon the termination of employment; provided however, such persons will be able to sell up to 10% of the shares immediately after the Business Combination, 25% after three months after the Business Combination and the remaining 65% six months after the Business Combination. The Selling Shareholders will not be provided registration rights.

Indemnification

Each of Shine and Resources, on the one hand, and each of Greenscape, JSZF and the Selling Shareholders, on the other hand, joint and severally, will indemnify the other group for all liabilities, monetary damages, fines, fees or penalty interest, deficiencies, losses and expenses arising out of any misrepresentation, breach of warranty or failure to perform any covenant or agreement of theirs and for any liability of any nature whatsoever, including any unpaid taxes, which are not reflected on the respective financial statement or disclosure schedule.

The liability of Greenscape, JSZF and the Selling Shareholder is not limited. The liability of Shine and Resources is limited to US$250,000.

Post-Transaction Management

The Agreement provides that the management of Resources and the operating subsidiaries will be controlled by the current management of Greenscape and JSZF. The following table sets forth the principal persons who will comprise the post-Business Combination management, who have been the management of Greenscape and JSZF, as currently contemplated, and who will have employment agreements. Additional persons for positions of directors will be identified prior to the consummation of the Business Combination.

Name	Position with Resources	Position with JSZF

Zhu Zhenghong	Chief Executive Officer and Director	General Manager
Zhan Yousheng	Chief Technical Officer	Chief Technical Officer
Shirley Lee	Chief Financial Officer	---

Employment Agreements

The above identified management persons will enter into employment agreements. Prior to closing, management of Greenscape and Shine and Resources may determine that additional persons will be subject to having employment agreements as a condition to closing. The form of employment agreement for the senior management has been negotiated between Shine and Resources on the one hand and Greenscape and JSZF on the other hand, and the final agreements will be substantially in the form as negotiated, subject to variation for salary, term of employment, vacation amount and certain benefits and other terms that are personal to the employee.

Each management employee will be expected to devote their full business time to the business affairs of the company, subject to time off for permitted involvement with educational and civic activities that do not materially detract from the reasonable performance of the person’s duties. In addition to salary, the management employee will be entitled to such bonuses as determined by the compensation committee of the company, provided that the entire annual bonus does not exceed 50% of the base annual compensation. Factors that will be considered by the compensation committee for a bonus award include the growth in the share value, achievement of specific business targets, attraction and retention considerations, capital requirements of the company, establishment of strategic direction and significant company goals. Benefits to be afforded to the management employee will be those that similar management persons are offered from time to time, and may include medical, disability, and life insurance, and reimbursement for the running costs of an automobile for business purposes. The form of employment agreement will provide for usual termination events, including death, disability, cause and good reason. In the event of a termination for good reason by the management employee or without cause by the company, the management employee will be entitled to compensation and benefits for two years or the balance of the term, if earlier. The agreement will have provisions protecting the confidential information of the company. The agreement also will have a non-competition provision effective for three years after termination, subject to a limitation on investments in public securities. The company will indemnify the management employee for actions or omissions while a director, officer or employee of the company, and will be a named insured to the extent the company obtains director and officer insurance. Disputes will be settled by negotiation or arbitration by a single arbitrator under the auspices of the Hong Kong International Arbitration Center, acting in Hong Kong.

Stock Option Plan

Resources, prior to closing will establish and obtain approval for a stock option plan under which the company may award up to 5,500,000 ordinary shares.

Board Configuration

Prior to the closing, Resources will have a board of directors with seven persons. Greenscape, JSZF and the Selling Shareholders may appoint up to four members, at least two of whom shall comply with the requirements for an independent director as specified by the Nasdaq rules and regulations. Shine may appoint one member to the board, and Shine and Chardan Capital, LLC shall jointly appoint two members to the board, at least two of which three will comply with the requirement for an independent director as specified by the Nasdaq rules and regulations. In the event that fewer than seven directors are appointed, there will, in all cases, be a majority of independent directors. For a period of three years after the closing, Resources will not, without first obtaining the approval of at least a majority of the independent directors: (i) consummate a sale, transfer or other disposition of all or substantially all of Resources’ assets; (ii) consummate a merger or consolidation of Resources with or into another entity (except a merger or consolidation in which the holders of capital stock of Resources immediately prior to merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Resources or the surviving or acquiring entity in relatively the same proportions); (iii) transfer in one transaction or a series of related transactions, to a person or group of affiliated persons of Resources’ securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of Resources; (iv) a liquidation, dissolution, or winding up of Resources; (v) authorize or issue, or obligate itself to issue, any equity securities (including any security convertible into or exercisable for any such equity interest) for value under the fair market value of such securities as set by the stock exchange listing the company’s securities; (vi) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any equity security of Resources for value higher than the fair market value of such securities as set by the stock exchange listing the company’s securities; or (vii) incur indebtedness in excess of two hundred and fifty thousand dollars ($250,000) which is outside the normal course of Resources’ business.

Representations and Warranties

The Agreement contains representations and warranties of the parties relating to, among other things, (a) proper corporate organization and similar corporate matters, (b) capital structure and ownership of the applicable entities, (c) the authorization, performance and enforceability of the Agreement, (d) licenses and permits of the applicable businesses, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of other properties, including intellectual property, (h) contracts, (i) litigation, (j) title to properties, (k) absence of certain changes, (l) employee matters, (m) compliance with laws, (n) compliance with applicable provisions of securities laws, and (o) environmental matters.

Conditions to Closing

General conditions

Consummation of the Share Transfer and Business Combination is conditioned on the Shine stockholders, at a meeting called for these purposes, adopting and approving (i) the Agreement for the Share Transfer and (ii) the redomestication merger.

The adoption and approval of the Agreement will require the affirmative vote of the holders of a majority of the shares of Shine’s common stock issued in its IPO (“Public Shares”), including holders who purchase Public Shares subsequent to the IPO, and voted on the matter. The holders of the Shine common stock issued prior to its IPO, including the current officers and directors of Shine, have agreed to vote such shares in the matter of the adoption and approval of the Agreement to the same effect as the majority of the Public Shares are voted. Additionally, if holders owning 20% or more of the Public Shares both vote against the acquisition and exercise their right to convert their Public Shares into a pro-rata portion of the funds held in trust by Shine for the benefit of the holders of the Public Shares, then the acquisitions contemplated by the Agreement cannot be consummated. The approval of the redomestication merger will require the affirmative vote of a majority of the issued and outstanding Shine common stock.

In addition, the consummation of the Business Combination contemplated by the Agreement is conditioned upon, among other things, (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such acquisition, (ii) the execution by and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the Agreement have been materially complied with by each party, and (iv) the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings.

Conditions to Closing by Resources

In addition to the general conditions, the consummation by Resources of the acquisition of Greenscape is conditioned on (i) Greenscape entering into employment agreements with certain designated management persons, (ii) having in place and required approvals by officials of the PRC for Greenscape, JSZF and the transactions contemplated by the Agreement, (iii) the key agreements of Greenscape and JSZF continue to be in place, including dealerships, distributorships, representation agreements, lease agreements and other material agreements for their businesses, (iv) the property leases of JSZF are in good standing, (v) the redemption of the Class B and Class D preferred stock will be completed, and (vi) there will be agreement on the appointment of the directors of Resources after the consummation of the Business Combination.

Additionally, at the earlier of the closing of the Business Combination or September 30, 2008 (“Test Date”), Greenscape, on a consolidated basis, will have a minimum amount in cash and accounts receivable equal to 90% of the total cash and accounts receivable indicated on the Greenscape and JSZF consolidated balance sheet as of March 31, 2008. Also at the Test Date, Greenscape, on a consolidated basis, will not have total debt in excess of 128.8% of it’s total debt amount shown on the consolidated unaudited balance sheet as of March 31, 2008, which amount is approximately RMB 480 million, and provided that such increase in total debt may be only for additional inventory and prepayment related to inventory and for no other purpose without the consent of Shine. Total debt includes loans to the prior shareholders of Greenscape or JSZF, long and short term debt, and other interest bearing instruments.

On the Test Date, if the balance sheet shows cash and accounts receivable less than as required or total debt more than as permitted, then the incentive payments shall be reduced on a dollar for dollar basis, with each US$5.28 of the shortfall or excess reducing the incentive payments by one share. The reduction in shares will be applied to all the periodic incentive payments, as earned until the entire shortfall has been achieved. Notwithstanding the foregoing, if the debt limit is exceeded without permission, Shine and Resources may terminate the agreement.

Conditions to Closing by Greenscape and the Selling Shareholders

In addition to the general conditions, the consummation by Greenscape and the Selling Shareholders of the sale of the ordinary shares will be conditioned on (i) the timely filing of all required reports with the Securities and Exchange Commission (“SEC”) by Shine and Resources, (ii) consummation of the redomestication merger, and (iii) continued quotation of the ordinary shares of Resources on the OTC Bulletin Board, and Resources will have made reasonable commercial efforts to obtain approval for the listing of its ordinary shares on the NASDAQ Stock Market to take effect on the consummation of the Business Combination. Shine has agreed that it will prepare and file a registration statement, which shall contain a prospectus/proxy statement, to register, under the Securities Act of 1933, the Resources ordinary shares and the warrants that will be issued in the transaction pursuant to the redomestication merger and the ordinary shares issuable upon exercise of the warrants, and to solicit proxies from the Shine stockholders to vote in favor of proposals regarding the adoption and approval of the Agreement and the transactions contemplated thereby and the redomestication merger.

Item 3.02	Unregistered Sales of Equity Securities.

At closing, it is anticipated that the Selling Shareholders will receive approximately 30,800,000 ordinary shares of Resources. These shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from the registration requirements as provided in Section 4(2) of the Securities Act.

Item 5.01	Change in Control of Registrant

As a result of the arrangements regarding the change in management and selection of directors of Resources after the Business Combination, each of whom will serve after the closing of the acquisition that is described above in Item 1.01 and elsewhere herein, a change in control of Shine will occur as a result of the acquisition and redomestication merger. As such event will take place more than 60 days after the filing of this Current Report, Shine at this time is not providing information regarding the beneficial ownership of Resources by those persons who will be its directors and officers immediately after the Business Combination. Such information will be provided in the registration and proxy statement that will be distributed to Shine’s stockholders in connection with the acquisition and the related proposals that will be presented to them for consideration.

Item 5.02	Departure of Directors or Certain Officers

Under the terms of the Agreement, the management persons set forth in Item 1.01 of this Current Report will be appointed by Greenscape, JSZF and the Selling Shareholders to the various positions indicated and there will be appointed additional directors to the board of Resources; therefore there will be a change of control of Resources and Shine. Pursuant to the Agreement, three of the directors of Resources may be nominated and appointed to the board at the direction of the current management of Greenscape and two directors of Resources may be nominated and appointed to the board at the direction of the current management of Shine, all of which persons have not been identified.

Item 7.01	Regulation FD Disclosure

Business of Greenscape and JSZF

Overview

Greenscape, through its subsidiary JSZF, is an urban green resources company in China that develops, cultivates, grows and distributes trees, plants and flowers to supply the greenery needs of China’s rapidly expanding municipalities. It is one of a select few companies in China that has the necessary scale to meet the central government mandated greenery needs of entire cities and urban development zones. With its operational scale, history of successfully completing large-scale projects and with a backlog of over $250 million, Greenscape is one of the leading providers of greenery in China today and aims to become one of the largest green resource companies in Asia in the next 5 to 10 years.

Greenscape’s growing areas are strategically located in the Yangtze River delta region, where the economic growth, transportation network, weather conditions and ample water supply make it an ideal place to develop its business. In this region, the company has over 3,100 acres of growing area, including over 880 acres in Jiangsu Province and over 2,200 acres in Jiangxi Province, as well as large and advanced greenhouse facilities. The research and development research team at its cultivation center in Jiangsu employs the latest cloning and planting techniques to produce high-quality and low-cost trees, shrubs, container grown plants and medical plants.

Greenscape produces over 200 plant varieties, and has an extensive sourcing network that enables it to access thousands of tree and plant varieties throughout China. It currently holds an inventory of over 8million trees and plants, which is one of the largest and most diverse inventories in China. This diverse inventory, along with its operational and technical expertise, enables Greenscape to be a single-source provider to large-scale city, park and greenbelt developments.

The commercial greenery market in China is highly fragmented. It involves many small growers that only have the ability to supply up to a few hundred trees and plants to local nurseries, designers and landscapers. Greenscape is one of the first large-scale enterprises with the capability to meet China’s rapidly growing demand for greenery in its large-scale developments.

Greenscape is focused on not only being one of the largest providers of trees and plants in China, but also on continuously developing new proprietary tree and plant varieties and cultivation techniques. Due to their unique nature, its proprietary products typically command higher prices and result in better profit margins than more traditional commodity-like products. To create these products, it has a dedicated research and development team located in Jiangsu and maintains strong research and development relationships with some of the leading agricultural faculties in colleges and universities in China. The company has been granted five patents and has applied for seventeen additional patents relating to new tree and plant varieties and botanical methods and techniques. An example of a newly patented plant species developed by the company in conjunction with the Beijing Forestry University is the "rose tree " This is a grafted plant between a traditional rose and a tree trunk called “Shan Mu Xiang” and has received a substantial amount of attention throughout China. With its research and technology advantages, Greenscape has also been exclusively appointed by the PRC government to preserve the native cymbidium orchid from extinction and expects to participate in similar projects in the future.

In addition, the company possesses the largest inventory of lycoris radiata in China, which has been estimated at over 5 million tons. Lycoris radiata has both, medical and ornamental value. There has been an increasing demand for the bulbs of lycoris radiata in the pharmaceutical ingredient manufacturing market, as it is an important ingredient in the production of Razadyne, an Alzheimer's drug that will go off-patent in late 2008. Greenscape is exploring opportunities to supply this product to pharmaceutical ingredient producers in China, who are direct suppliers to the world’s largest generic pharmaceutical manufacturers.

Industry

“Greenscape” is used to describe the development, cultivation and planting of trees, plants and flowers. China’s greenscape market is undergoing a rapid expansion, which is primarily due to two factors: 1) China’s urban migration, which is rapidly expanding existing cities and causing the creation of new cities; and 2) China’s urban and city planning requirements, which are shifting to comply with recent central government policies for promoting balanced living environments that integrate open areas and green spaces in cities

With the rapid growth of cities and urban migration that is accelerating in China today, the PRC government has been increasingly aware of the need for green resources in urban planning. During the last 20 years, the economic transition within China has resulted in approximately 200 million rural workers migrating to urban areas and average incomes rising to create a vibrant middle class. As China continues to develop, it is expected that over the next 20 years China’s cities will have added 350 million people, which includes an expectation of another 240 million people from rural areas moving to existing and new cities. By the year 2025, it is expected that China will have approximately 220 cities with more than one million inhabitants, compared with 35 in Europe today, and 24 cities with more than five million inhabitants. The expansion of China’s cites will represent a huge challenge for local and national leaders. This growth will impose on cities the many challenges of managing these expanding populations, including supply pressures on land, energy, water and the environment. As the wealth of the urban population increases, there will be the additional demand for a better living and working environment.

China’s approach to urban planning recently underwent a dramatic shift when the central government of the PRC began promoting an increase in green resources and open areas throughout China’s cities for beautification purposes and to attract investment, reduce carbon dioxide levels and promote a healthy and adequate groundwater supply beneath its cities. The central government policies were instituted in 2001 to create at least 10 square meters of “green” open space per capita and over 35% green coverage area in its cities by 2010 and more recently, in China’s 11th 5 year plan (2006-2011), the government further promoted open areas, greenbelts and parks. These central government policies have created an imminent and strong demand for greenery throughout China.

In support of the domestic green resource industry, the PRC government has exempted all domestic companies involved in the growing of trees from enterprise income tax and a reduced enterprise income tax on growing flowers and related plants. These tax benefits are expected to continue indefinitely until further notice from the national Taxation Bureau. Although, it must be noted, the entire structure of the PRC as it relates to operating businesses in China is under review at this time, and there may be substantive tax changes in the future that may raise tax rates and limit or end various tax benefits.

Challenges facing the green resource industry

Possible reduction or elimination of government subsidies and incentives. The current growth of the green resource industry relies considerably on government policy and the availability and size of government subsidies and economic incentives, such as financial aid to local governments, tax benefits to green resource companies and other economic incentives. Even though company management does not expect any changes in the near future, the PRC Government may decide, at any given time, to reduce or eliminate these incentives. Such reduction and elimination will most likely have a negative impact on the company’s market, its operations and its costs of operations.

Difficulties in obtaining suitable land for tree-growing. With the increasing urbanization in China, it is becoming more expensive and difficult to obtain large parcels of readily available arable land which is suitable for tree and plant growing. In its initiatives to protect food crop supplies, the PRC government has also introduced more measures and regulations to prevent using agricultural land for non-food production uses. Obtaining suitable land cost-effectively will continue to be a challenge of operators in the greenery and forest related industries, although with its extensive relationships and financing sources, Greenscape’s ability to acquire the rights to large parcels of land at favorable valuations has been a major advantage for the company since inception and management expects it will continue in the future.

Competitive Strengths of Greenscape

To be successful in the green resources business in China, a company must possess significant know-how, high-level relationships with major developers and government officials and a large growing area with extensive inventory or access to inventory to fulfill large-scale contracts. Management of Greenscape believes that the company has all of these attributes, and therefore expects to continue to achieve success in this market.

Management of Greenscape believes that its recent rapid growth and current strong market position are largely attributable to the following principal competitive strengths:

Unique integrated platform and access to “green” resources. With its diverse product offering and ability to provide creative solutions and a range of services, Greenscape is a unique single-source provider to many large-scale and complex greenscape projects. With and over 8 million trees and plants and over 200 tree and plant varieties in its inventory today, the company believes it has one of the largest and most extensive tree and plant inventories dedicated to serving China’s greenscape market.. In addition to its existing inventory, the company has developed an extensive sourcing network that it continuously utilizes to access additional plant varieties and trees and plants for future projects. The company is in the process of acquiring over 1.5 million tree seedlings and approximately 40,000 mature trees to help fill existing and anticipated future contracts.

Strong research and development capabilities. Greenscape has informal research and development partnership relationships with some of the leading agricultural universities in China, including Beijing Agricultural University, Nanjing Forestry University, Nanjing Agricultural University, and the Jiangxi Provincial Forestry Science Institute. With the assistance of these partnerships, the in-house research team has gained a substantial knowledge base in tree development, cloning and cultivation. Layered planting techniques are used in the company nurseries to make efficient use of the cultivation area without compromising the health and quality of trees and plants. Greenscape is also one of the most advanced researchers on nutrient fluid combination formula and grafting techniques in China. Its botanical laboratory is one of the largest in China, with the capacity to clone millions of tree and plants each year.

First-mover advantage with a large-scale operation. Greenscape is one of the largest green resource companies in the PRC as measured by historical sales revenue, tree and plant inventory and backlog. Management of Greenscape believes that it would take most new entrants several years to establish a fraction of their high-level government and developer relationships and experience in tree and plant sourcing to create a somewhat meaningful presence in the green resources market where they could be considered a competitor. With its already dominant regional market position, history of operations, inventory and sourcing capabilities, cultivation and planting technology, operational capacity to fulfill contracts, and current customer and contact base, Greenscape has a significant first mover advantage in this market.

A highly fragmented domestic market with a substantial consolidation opportunity. The PRC domestic green resource market is highly fragmented and primarily consists of small, local companies that mainly service local markets and provide a limited range of products or services. Management of Greenscape believes this market environment presents significant acquisition opportunities. Greenscape also believes its scale of operations, financial strength and strong reputation will enable it to selectively pursue attractive acquisition opportunities in the coming few years.

Strategies of Greenscape

The current principal objective of Greenscape is to maximize its earnings potential and strengthen its position as a leading company in China’s urban greenery market by utilizing the following business strategies.

Continue to service large customers and provide single-source green solutions. The management of Greenscape believes that a key factor in its success has been its ability to be the single-source provider of an integrated greenery solution to its customers. This includes greenery planning assistance, product selection advice, tree and plant delivery and installation, and maintenance and product guarantee for a period of one year after products are replanted at a project site. This often results in overall cost savings and efficiencies and helps Greenscape solidify key, long-term customer relationships.

Expand amount of internally-produced trees. Greenscape plans to change the ratio of out-sourced versus internally grown inventory, which in the current fiscal year represents about 93% and 7% of its revenue, respectively. Although no assurance can be given that it will succeed, over the next several years Greenscape plans to increase the amount of higher margin trees and plants produced in its cultivation center and, on a percentage basis, decrease the amount of trees and plants acquired from third parties. Changing the sourcing mix to more self-grown plants will have a positive impact on profit margins and overall net income due to reducing the cost of inventory.

Expand growing area. Greenscape plans to expand its growing area through acquisitions. The PRC domestic green resource industry is highly fragmented and primarily consists of small local companies that mainly service the local markets with limited products and services. Greenscape management believes that due to its relationships, scale of operations and financial strength it will continue to be able to pursue attractive acquisition opportunities at favorable valuations.

Maximizing the value of products sold. The market value of a tree appreciates at its highest rate within its first 18 months. In the PRC domestic market, the average value of a typical tree appreciates eight fold by the end of its first 12 months of growth when compared to its value after the end of six months. Its value further appreciates approximately two to three times during the growth period from 12 to 18 months. After 18 months, the rate of appreciation continues, but at a much slower rate. With an expanded growing area, Greenscape expects to be able to hold more trees for as long as 18 months to maximize its margins and overall earnings potential.

Future Industry Expansion Plans. With its substantial knowledge in tree cultivation and production, and its land holdings, Greenscape believes it is well positioned to expand more deeply into the forest products aspects of its industry. The company currently hold 3,100 acres of land, and it plans to acquire substantial amounts of additional acreage over the next several years, with the ultimate objective of holding as much as 800,000 acres of prime timber land. A part of its long term business strategy is to become one of the larger forest product companies in China. The planned forest products division will play a key role in providing lumber and wood products to the growing wood consuming industries within Asia, such as the construction, furniture and paper industries. The forest product business is a natural complement to the current business of Greenscape which is focused on tree production.

Products and Services

Greenscape sells approximately 200 varieties of ornamental trees, plants, shrubs, ground covers, bamboos, and container plants primarily for outdoor use and medicinal plants. The following table sets forth the common product categories and representative plants within each.

Product Category	Representative Products

Ornamental plants Trees Pines and cedars Mixed wood Flowering trees Fruit-bearing trees Leaf-viewing trees

Cedar, Yacca tree, Japanese white pine
Cinnamon, golden rain tree, ginkgo, beech
Tree rose, camellia, sweet osmanthus, crape myrtle
Persimmon, pomegranate, China waxmyrtle
Yellow Siberian elm, Northern oak, American sweetgum

Shrubs	Chinese rose, azalea
Ground covers	Red robin, dwarf whitestipe bamboo, golden glossy privet
Bamboos	Black bamboo, Golden-jade bamboo, mottled bamboo

Container-grown plants Wood-based Herb-based Bonsai	Palm Spring orchid, faber cymbidium Cursive calligraphy bonsai

Plants for medical application	Spider lily, maire yew

Greenscape develops new product programs, packaging presentations and plant varieties to offer complete solutions for developers and local government with special greenscape features. Greenscape provides value-added services during the project design phases, such as consultations on the greenscape designing, delivery requirements and planting, determinations on the amount, type and location of all the plants for the projects.

Greenscape sells its products primarily by direct purchase order. The agreement covers the quantity and delivery schedule of the trees and plants required for a particular project. It also covers the installation and after planting maintenance for a limited period of time. In addition to the purchase order, in connection with its agreements, the company may provide plant selection and landscape designing services, for which usually there is not additional cost. Instead such costs are built in to the price of the products sold when in connection with the larger contracts. Currently, 90% of its revenue is generated from direct purchase orders and 10% is generated from landscaping services.

Seasonality

Greenscape’s business is seasonal, in that its costs and revenues are dependant on the growing and planting seasons. Most projects are implemented during the Spring and cooler months of Summer, and to a lesser degree in the Autumn. During the Winter there is little activity, because during the cold months of January and February, the extreme cold renders it difficult and, at times, unfeasible to transport and re-plant most green resource products. Similarly, during the hot months of July and August, there is also limited planting due to the extreme heat. As a result, most of the company's revenue is generated from March through June and from September through December.

Production

Due to the nature of the green resource business, trees require an adequate growing period before they reach marketable sizes. During the start-up years of Greenscape, revenues were primarily generated from sourced trees and shrubs. With the increase in tree growing time and continued expansion of its own growing areas, Greenscape has begun to shift more of its supply to self-grown products from its own cultivation centers and growing areas, and in the near terms anticipates increasing that shift so that it will produce a higher percentage of its products sold from its own cultivation centers and growing areas. The actual percentages are likely to shift from year to year depending on the requirements of its customers and the inventory it has on hand versus the need to source trees and plants to fulfill specific needs or overall quantity under its contracts with customers. The ability to self-produce more of the trees and plants it uses in its contracts will lower cost of inventory and improve the profit margin of the company.

Greenscape has over 3,100 acres of outdoor growing areas where it mainly grows trees and some of the shrubs and other plants for outdoor use. About 880 acres are located in Xinqiao Town and about 2,200 acres are in De’an, Jiangxi Province. The company has additional land adjacent to its headquarters and production facilities in Jiangsu. Greenscape is equipped with tractors, rotary tillers, shovel loaders, sprinkler trucks and other mechanical equipment to enable planting and transportation of trees.

Greenscape also operates its own cultivation center. The cultivation center covers more than 16 acres, and is located at its headquarters in Jiangsu. The cultivation center houses the company research and development operations, cloning operations and greenhouse areas. Its greenhouse area covers more than 15,000 square meters, of which 5,200 square meters are automated greenhouses, the latter of which employ automatic sprinkler systems and control systems to provide more optimal light, temperature, water and other external conditions suited for better plant growth. These modern equipment systems create a insect- and germ-reduced and adequately-moderated environment for the healthy growth of young seedlings. The company facilities, including the cultivation center, have an annual production capacity of over 10,000,000 seedlings.

The cultivation center produces trees and shrubs primarily through grafting, tissue culturing and seed growing. These cultivation methods involve proprietary processes and include:

•
cutting - cutting leaves or branches from trees and plants and cultivating in proprietary growth cultures, fusing tissues of one plant with those of another by physically joining part of the respectively plant (“grafting”);

•	seed-growing - growing plants by planting seeds in soil and various plant-specific formulated mediums; and

•	cloning- creating plants by using proprietary cloning technologies.

These methods of tree and shrub production involve proprietary processes that ensure the creation of healthy trees and shrubs at lower cost. This includes proprietary tree and age-specific growth cultures that are used as a medium to promote growth by altering the formula of the growth culture medium. The growing medium recipes are valuable proprietary trade secrets of the company. Greenscape is also leading in the studies and experiments of soil-less cultivation.

Suppliers

Greenscape uses a nationwide network of approximately 20 local agents representing the company which source trees to match specific customer-driven requirements. The company typically purchases directly from the vendor. The agents have the know-how to purchase the trees from the independent growers and farmers at favorable prices and the ability to transport healthy trees over thousands of miles to Greenscapes’s growing areas. Many of the growers are located in the rural areas in Jiangxi, Hunan, Guizhou, Jiangsu, Fujian, Anhui and Zhejiang Provinces. The vendors are required to give a one year warranty on most trees and a 3 year warranty for trees with trunk diameters greater than 25 cm.

On occasion, Greenscape also acquires large lots of trees and plants from third parties. One example of a recent agreement to acquire a large lot of trees was entered into in November 17, 2007 with Jiangyin Chengfeng Ecological Agricultural and Forestry Development Corporation, under which it agreed to acquire Chengfeng’s inventory of trees on 4,185 mu of land. This agreement was modified in March 2008 to decrease the inventory being purchased under this agreement to 378 mu of land. On December 20, 2007, the company and Chengfeng signed a second agreement to acquire approximately 1.56 million trees. The current cost of these contracts is approximately RMB346.8 million (approximately US$45.8 million).

Most of the growers and agents are under a simple form of agreement. Such agreements typically provide for the grower or agent to provide specified numbers of plants or plants up to a certain contract value. The grower is allocated the responsibility of growing and shipping the plants to the company, and usually requires a 100% survival rate after delivery. Most of the inventory is paid in installments. These arrangements also include company imposed practices for the growing and shipping of the products, which permits the company to exert quality controls and results in a better product. Both the agreements and the quality controls require compliance with relevant PRC regulations in the transaction process. For example, growers are required to have fully paid all applicable taxes and to demonstrate legal tree sourcing by showing valid Tree Inspection Certificate and Tree Transportation Permit for each batch of trees sourced.

During the 2006 fiscal year the following suppliers represented 10% or more of the consolidated expenses of the company: (a) Jinhua Jindong District Rixin Garden (22%), (b) Jiangyin Huaming Landscape Engineering Co., Ltd. (22%), (c) Yixing Botanical Garden (21%), and (d) Jiaxing Xiuzhou District Xinsheng Blue Sky Tree Plantation (13%). During the 2007 fiscal year, the following customers represented 10% or more of the consolidated expenses of the company: (a) Jinhua Jindong District Rixin Garden (26%), (b) Yixing Hufu Town Xianming Garden (15%), (c) Fenghua Xiaowang Temple Town Yuanye Plants Storage (13%), (d) Fenghua Xiaowang Temple Town Wanli Plants Storage (13%), and (e) Guizhou Xingyi City Sunshine Travel Agency Co Ltd. (11.29%).

Quality Control

Greenscape, throughout its entire process of sourcing and growing its trees and plants, has established quality control at each stage of the cultivation process to closely monitor the quality of its products and to ensure they remain healthy and meet all of its internal benchmarks and customers' specifications.

As a result of its extensive quality control measures, Greenscape has been able to maintain a very low average defect rate of approximately 2% for its products delivered to its customers. A tree is considered defective if it is rejected by a customer, is severely damaged, or is dead. Suppliers of trees to Greenscape are required to provide a one-year warranty on most trees and up to three years for larger trees, to the extent the trees have not been sold to customers of the company. The company typically pays 70% of the product price upon arrival of the sourced trees and the remaining 30% at the end of the warranty period. Suppliers are required to make free replacements if any of the sourced trees shows signs of defect during the maintenance period.

Greenscape is responsible for the quality control of the sourced trees after the warranty period and for closely monitoring the health of its internally produced products. Upon discovery of any tree or plant showing sign of ill-health or extraordinary slow growth, the staff applies its experience and techniques to improve the condition of the tree or plant or discards it so that it does not adversely affect other trees and plants growing nearby. Common methods used to improve the condition of trees and plants are to inject them with various health fluids, remove excess water from the root structure, and build temporary protective tents for fragile trees or plants.

Sales and Marketing

The market currently served by Greenscape is exclusively within the PRC and primarily includes the Jiangsu, Zhejiang, Anhui, and Shandong Provinces and the city of Shanghai in Eastern China, the Hunan, Hubei, and Jiangxi Provinces in Central China, and the Fujian and Guangdong Provinces in Southern China. The Jiangsu Province, where the company headquarters is located, includes 69 county cities and over 10 district cities, each of which has at least one large green resource project under consideration or in progress.

The principal customers in these provinces currently includes local governments working on developing public infrastructure projects and private real estate developers. Greenscape also works closely with companies engaged in landscape design and general construction firms. Greenscape primarily focuses on targeting potential clients that require thousands of trees and plants with typical contracts that range from RMB100 million to RMB400 million. The company has significant brand recognition and market leadership in this particular market segment demonstrated by a series of successfully completed projects and substantial projects in progress. As a result, Greenscape has become widely known among these types of customers in the Yangtze River delta region.

The company’s sales and marketing team is principally focused on following up on leads and inquires with large developers and local governments generated by senior management. Contracts with large developers and local governments are typically performed over multiple years and are therefore beneficial from an operational point of view because they allow the company to predict its future inventory needs, contract management needs and to develop or acquire needed inventory as the project develops. Because the company focuses on the larger, longer-term contract opportunities, the sales cycle tends to be as long as two years before a contract is signed and the project is commenced. One of the risks in this focus is that there may be a change of personnel or city officials who approve the contract and with whom the company has been working, but to date, this has not had an adverse effect on the sales approach and ultimate contracting. The company has a large number of these types of contracts under discussion and expects to convert a majority of these into contracts over time.

The sales staff of Greenscape works hand-in-hand with its large contract customers in their design phase, which benefits both the customer and Greenscape. During this phase, the sales staff consults with the customer or potential customer and helps them determine the type, location and amount of all the green resources needed for the project. This consultation not only helps the customer develop its plans; but also enables the company to recommend trees and plants existing in its inventory, or that it can easily obtain.

The company also participates in national trade fairs, which provides it with recognition and helps its status in China. Its proprietary products have recently won two awards at well known trade fairs in China. This includes one at The Nanjing National Greenery Expo and another at the 3D Jinhua National Trees Exhibition.

Many of the customers contact Greenscape directly due to word-of-mouth that is a direct result of Greenscape’s growing reputation from its successful completion of multiple large-scale, high-profile projects.

Currently, the principal customers are include:

Nanjing Qinglongshan Forestry Centre	Jiangyin Shunfeng Ecology Garden Co., Ltd.
Janagyin Lichang Real Estate Development Co., Ltd.	Jiangsu Sunshine Real Estate Ltd.
Jingjiang Binjiang New City Investment Development Co., Ltd.	Jiangyin Xinqiao Town Government
Nanjing Jianhui Real Estate Development Co., Ltd.
During the 2006 fiscal year, the following customers represented 10% or more of the consolidated revenues of the company: (a) Jiangsu Jiangyin Shenfeng Ecology Garden Co. Ltd. (40%); (b) Zhejiang Tongxiang Nursery Cooperation Company (13%), and (c) Shanghai Shenlin Garden Centre (10%). During the 2007 fiscal year, the following customers represented 10% or more of the consolidated revenues of the company: (a) Nanjing Jianhui Real Estate Development Co., Ltd. (14%), (b) Jingjiang Binjiang New City Investment Development Co., Ltd. (13%), and (c) Nanjing Jinagyin Lichang Real Estate Development Co., Ltd. (13%)

The company uses a simple form agreement, basically in the form of a purchase order, as is typical in the PRC, which is rarely varied from customer to customer. Such forms set out the number of plant units to be purchased, often subject to specific pricing at time of deliver, but subject to an overall contact value limit, description of the quality plant being purchased, survival guarantees, and planting requirements. Some of the contracts will be performed over two and three years, depending on the size and scope of the supply needs and the related design services. Currently, the company does not have any unique sales agreements outstanding.

Approximately 86% of the company revenues in 2007 were from what it calls “turnkey contracts.” Under these contracts, Greenscape provides single-source solutions to developers and local government customers. It delivers and plants the trees, plants, shrubs, and flowers at the customer’s location according to predetermined design specifications. Greenscape usually provides customers with value-added services on new cities or communities project such as free consultations on the greenscape designing, determinations on the amount, type and location of the trees and plants and ensures the quality of the products. Typically 60-70% of the value of the contract is paid upon the delivery and the balance is paid over a one to two year period which is considered to be the warranty period. To date, the company has not had any write-offs for bad debts of its customers.

Approximately 14% of the company revenues in 207 were from what it calls “sell only” agreements. Under these types of contracts, Greenscape sells the trees and plants to the landscape gardening customers, who pick them up from the company and plant them themselves. Usually, 100% of the payment is received at the time the greenery is purchased.

Competition

The green resource product industry in the PRC is highly fragmented, with a very large number of localized, small operators and only a few organized players with large-scale production and supply capabilities operating on a regional basis. Competition among green resource products producers is based principally on relationships, the breadth of product offering, consistent product quality and availability, customer service and price. It is the belief of management of Greenscape that it is one of only a few corporate producers in the PRC that has an annual sales revenue over RMB 200 million. Regional large-scale competitors include Zhejiang Forest and Trees Seedlings Company and Hangzhou Blue Sky Garden. Both are located in Zhejiang Province and compete with Greenscape in the areas of Zhejiang Province and Shanghai City. Their growing bases and business scope are similar to Greenscape’s, but their revenues and profits are less than Greenscape’s. Yunnan Greenland Biological Technology is another large company involved in the urban green resources market and is based in Yunnan Province. Yunnan Greenland was recently listed on the Shenzhen Stock Exchange and its 2006 revenue was RMB 190 million. For the 6 months ended June 2007 its revenue was RMB 132 million. In terms of geographical location and customers, Greenscape does not posses any direct competition with Yunnan Greenland, although with the growth of both, Greenscape and Yunnan Greenland, it is expected that they could be operating in the same region in the near future.

Competition from overseas nurseries is limited, largely because of national regulations limiting the importation of live plant products and government restrictions of foreign companies acquiring land rights in China.

Management of Greenscape believes it is one of the few green resource companies in the PRC that operates a complete industry chain of businesses from the point of view of having its own technology, research, seedlings cultivation, green resource production, and landscape gardening capabilities. Therefore, the principal basis on which Greenscape addresses its competition is through its integrated approach. It also competes on the basis of the wide range of product offerings, its ability to undertake major orders because of its size, its customer servicing capabilities, quality of product and competitive pricing. Greenscape also competes on the basis of its greater geographic reach in the provinces in and surrounding the Yangtze River delta. In addition, Greenscape competes on the basis of its high-level relationships with major developers and government officials, its technical know-how and knowledge of the needs of the large scale customers that it serves.

Research and Development

Greenscape has a dedicated research and development team at its cultivation center that work in conjunction with a variety of leading PRC agricultural universities. Its primary objectives are to enhance product quality and to research and develop new cultivation techniques and new breeds of trees and plants. The current initiatives include the following:

Developing new proprietary products. Pursuant to its successful development of the rose tree and calligraphy bonsai, Greenscape intends to develop more new high-margin products. It also plans to experiment in the mass production of various proprietary products.

Developing and patenting new product development techniques. Greenscape plans to continue its research in developing additional grafting and tissue-culturing techniques

Developing new packaging techniques. The research and development team continuously studies and experiments with new packaging and transportation methods to further improve the survival rate of the products during and after long-distance transportation.

During the fiscal years ending December 31, 2006 and 2007, Greenscape had research and development expenses of approximately US$28,500, and US$42,800, respectively. Greenscape anticipates that for the fiscal year ending December 31, 2008, it will have research and development expenses at approximately US$68,000. The company does not have any research and development contracts with any parties outstanding at this time.

Backlog

At December 31, 2007, total backlog of Greenscape for executed purchase orders was approximately US$253.4 million. Backlog refers to unfinished work or customer purchase orders that have been received but are either incomplete or in the process of completion. Backlog is an estimated amount prepared by management. Greenscape has a substantial amount of backlog because many of the purchase orders for its services and trees and plants are contracted for up to two years before implementation of the agreement, and it may take one to four years to fully perform on an order because of the size of the job and the seasonality of the business. Greenscape views backlog as an important statistic in evaluating the level of sales activity and short-term sales trends in its business. It gives the company an indication of the ultimate amount and potential profitability of sales and acts as an indicator of future earnings. It also enables the company to estimate inventory and staffing needs, establish sourcing requirements, and otherwise efficiently manage acquisition and use of its trees and plants in inventory and being grown and use of its financial resources. There is no assurance, however, that the amount of backlog will not be reduced as a result of contracts being cancelled or the scope of services or the contract price being lessened. There is also no assurance that the company will be able to continue to contract for its services well in advance of its performance dates or that it will continue to contract for longer term contracts, either of which may reduce the amount of backlog. Investors are cautioned that changes in backlog may have other implications. For example, a rising backlog may indicate that a company is experiencing either increased sales or production problems; a falling backlog may indicate the company's sales are falling or that it is increasing production efficiency. Therefore, it is important to evaluate backlog in light of the financial statements of and other data about the company, and its various revenue recognition policies.

Intellectual Property

The basic process for registering a patent in the PRC is to first apply to the State Intellectual Property Office (“SIPO”) for a preliminary review of the application for an invention patent. The SIPO shall publish the patent upon approval of such application, which is typically within 18 months from the date of filing the application (“Filing Date”). As part of the procedure, the applicant shall apply for a substantive examination of the invention within three years commencing from the Filing Date. If the substantive examination of such application is approved, the applicant will obtain the ownership of the patent, and a patent certificate will be issued by SIPO accordingly. Greenscape, through its subsidiary, JSZF, has been awarded five patents and currently has filed for seventeen additional patents in China related to the cultivation methods of various plants. The details of these patents are listed below. Greenscape has also published three books that are mainly related to its studies of rose trees and calligraphy bonsai.

The application for the registered trademarks is subject to a preliminary review by the Trademark Office of State Administration for Industry and Commerce (“Trademark Office”). Upon the approval of the preliminary review, the Trademark Office will publish the trademark under application. If within three months from the date of the publication, there is no objection raised by any third party, the published trademark will be registered by the Trademark Office, and the Trademark Office shall then issue the trademark registration certificate. Greenscape has four trademarks for which its subsidiary, JSZF has applied for registration in the PRC. These trademarks include certain names and artworks which are used in connection with all the company tree products and packaging.

(1) List of Patents awarded:

No.	Patent	Name of Patent	Patent Number	Proprietor of Patent	Effective Period
1	Invention Patent	Tissue Culture and planting method of the Dog Rose	ZL20051022590.9	Jiangsu Sunshine	2007-12-19 to 2025-12-16
2	Invention Patent	Implantation method of hard branch of the Dog Rose	ZL20051022589.6	Jiangsu Sunshine	2007-10-17 to 2025-12-16
3	Invention Patent	Tissue culture and cultivation method of Spring Orchid seeds	ZL20051022588.1	Jiangsu Sunshine	2007-10-17 to 2025-12-16
4	Invention Patent	Multiple graft method of the California Elm	ZL20051022587.7	Jiangsu Sunshine	2007-11-21 to 2025-12-16
5	Invention Patent	Mass production method of miniascape of California Elm with cursive hand	ZL20051022586.2	Jiangsu Sunshine	2007-11-21 to 2025-12-16

The details of each of the five patents that have been granted are:

•
“Tissue culture and planting method of the “Dog Rose” relates to the plant cultivation, vegetative propagation and horticulture of the Dog Rose. This invention has a high propagation coefficient and high survival rate without changing the characteristics of the Dog Rose, thus it can solve its plant scale problem and promote the Rose Tree scale production.

•
“Implantation method of hard branch of the Dog Rose” is a method of vegetative propagation through creating the special environment of a plant's implantation artificially which improves the survival rate of Dog Rose, and thereby promotes the popularization and promotion of Rose Tree.

•	“Tissue culture and cultivation method of the Spring Orchid seed” is a method used in seed cultivation to propagate a variety of Spring Orchids and to select Spring Orchids from seed.

•	“Multiple graft method of the California Elm” is a method of grafting plants. This invention improves the graft operation time and graft survival rates.

•
“Mass production method of miniascape of California Elm with Cursive hand” is a miniascape production method. This method is ideal for choosing the colorful California Elm as tree material for mini-scapes, which could shorten production periods and improve mass production.

(2) Applications for Patents

No.	Name of Patent	Applicant	Date Filed	Filing Number
1	Tissue culture and planting method of Kigelia africana		2006-12-18	ZL200610161470.1
2	Tissue culture and rapid propagating method of Camellia azalea		2006-12-18	ZL 200610161466.5
3	Layout and making method of miniascape with cursive hand	JSZF	2007-4-29	ZL200710022340.4
4	Implantation method of twiggery of California Elm	JSZF	2006-12-18	ZL 200610161464.4
5	Making method of miniascape with numbers and characters	JSZF	2006-12-18	ZL 200610161465.0
6	Dual grafting method of twiggery of rose tree	JSZF	2006-12-18	ZL 200610161468.4
7	Universal layout method of miniascape with cursive hand	JSZF	2006-12-18	ZL 200610161463.1
8	Soilless implantation method of high stalk of Dog Rose without thorns	JSZF	2006-12-18	ZL 200610161467.X
9	Mould layout method of miniascape with cursive hand	JSZF	2006-12-18	ZL 200610161469.9
10	Special planting method of miniascape with cursive hand	JSZF	2007-4-29	ZL 200710022344.2
11	Fixing method of "1" type style of miniascape with cursive hand	JSZF	2007-4-29	ZL 200710022343.8

12	Copybook (miniascape with cursive hand of "Peng" style)	JSZF	2006-12-18	ZL 200630310132.0
13	Pot-culture method of semi soil-less of rose tree	JSZF	2007-4-29	ZL 200710022342.3
14	Pot-culture method of soil-less of rose tree	JSZF	2007-4-29	ZL 200710022341.9
15	Net supporting and fixing method of rose tree	JSZF	2006-12-17	ZL 200710191360.4
16	Production method of potted rose tree blooming from New Year's Day to the Spring Festival	JSZF	2006-12-17	ZL 200710191359.1
17	Techniques of wall hanging of dead tree with cursive hand	JSZF	2006-12-17	ZL 200710191361.9

(3) Applications for Registered Trademarks

No.	Logo	Application No.	Category	Acceptance Date
1	TIANYUAN	5687940	31	2007-4-26
2	TIANYUAN	5687915	44	2007-4-26
3	HUALIN	5687937	31	2007-4-26
4	HUALIN	5687916	44	2007-4-26
5	LIUXIANG	5687942	31	2007-4-26
6	LIUXIANG	5687938	44	2007-4-26
7	CAITIAN	5687941	31	2007-4-26
8	CAITIAN	5687939	44	2007-4-26

Insurance and Safety Measures

Catastrophe insurance for acts of god and similar occurrences is not available in China for the green resource products. Other forms of business insurance, however, are available, and to the extent it is deemed prudent, the company maintains such insurance. There are risks for which the company may not have sufficient insurance coverage, in which case the company will be responsible for the loss. To help in some of these areas, the company acts to help ensure work safety, by setting standards and workplace guidelines for employees to comply with during their course of work. The company takes a variety of measures to protect workers and growing areas from fire and other natural disasters. For example, the disbursal in different provinces of its growing areas and sources of supply is intended to help prevent widespread destruction of its tree and plant inventory. There have been no industrial accidents or personal injuries reported in the company operations since commencement in 2002. The company also uses its research and development to develop other scientific solutions to help protect the plant and tree inventory. The company also has internal guidelines to reduce possibility of industrial accidents such as mishandling of heavy machinery and pesticides, as well as the impact of natural disasters, such as fires, pests and disease outbreaks and typhoons. Should an occurrence happen for which the company does not have insurance or adequate insurance, there may be an adverse economic impact on the company and its operations and financial condition.

Employees

As of December 31, 2007, the office was staffed with 108 full-time employees, of which approximately 60 have been educated in the field of agro-forestry. Due to the seasonal nature of its business, the employment structure of Greenscape comprises a smaller number of core, permanent employees and a larger number of seasonal employees. The growing area and greenhouse are staffed with approximately 200 farmers. During the peak selling and growing seasons, which runs from March through April and November through December, the workforce is expanded with seasonal employees. At the peak of the 2007 growing and selling season, there were employed approximately 1,500 additional seasonal employees, many of which are farmers.

All of the employees are non-union. About 30% of the farmers are current owners or former farmers of the land that Greenscape has for growing areas from the local village, who have a working knowledge of the local growing conditions. Greenscape has not experienced any significant difficulties in recruiting employees nor has it had any labor disputes. Greenscape believes that its labor relations are good and such is an important advantage in the labor-intensive green resources industry.

As required by PRC regulations, Greenscape participates in statutory retirement plans organized by the respective PRC local governments. Pursuant to the relevant laws and regulation in the PRC, the company participates in defined contribution retirement plans for its employees arranged by a government organization. The company makes employer contributions to the retirement scheme at the rate of 14% of the employee’s base salary. The company’s employer contributions for the employee’s medical insurance (8%), supplementary medical insurance (1%) and injury insurance (0.6%) are also arranged by a government organization.

PRC Government Regulations

This section sets forth a summary of the most significant regulations or requirements that affect the business of Greenscape in China.

PRC Green Resources Policies

The company is greatly dependant on the central government policies relating to the introduction and maintenance of green zones in urban areas and along highways. In accordance with the Urban Greenery Regulation, promulgated by the PRC State Counsel, the construction and development of urban green spaces is part of the national economic system and is included in the scheme and plan of the PRC social development. The PRC central government encourages research into urban landscape design and development of technologies regarding reforestation and plants. Each province is required to establish their own green resource management system. These policies require goals for minimum amounts of green space per person, and are implemented through local and regional governments and through requirements imposed on property developers. Central government policies were instituted in 2001 to create at least 10 square meters of “green” open space per capita and over 35% green coverage area in its cities by 2010 and more recently, in China’s 11th 5 year plan (2006-2011), the government further promoted open areas, greenbelts and parks. The company has no knowledge whether in the future 5-year plans there will be similar requirements, however, there is growing ecological awareness in China and personal affluence that will act as drivers for greater amounts of green space solutions. If the government policy is substantially scaled back, Greenscape may be significantly affected as a result of less subsidies for its clients to use for greening projects and reduced sales. There is no assurance that the government will continue or increase its current greening and related environmental projects.

PRC Seed Laws

The tree seed business is a highly regulated activity in the PRC. For a company to enter the tree seed business, it must obtain two special licenses. One is Tree Seed Production Permit (“Production Permit”), entitling the holder to engage in tree seed production within the region specified in the Production Permit. The Production Permit further specifies the types of tree seeds which may be produced. The second one is the Tree Seed Distribution Permit (“Distribution Permit”), which entitles the holder to sell and distribute tree seeds within the region set forth in the Distribution Permit. In order to apply for a provincial or local Distribution Permit, the company shall meet the following minimum requirements: (i) The company shall have enough working capital according to the type and quantity of the tree seeds it owns; (ii) The company shall have appropriate facilities to operate the business; (iii) The company shall have equipment necessary for its operations; and (iv) The company shall have qualified professional personnel in charge of quality supervision, processing, storage and preservation of tree seeds.

If a company intends to apply for a national Distribution Permit, it shall also meet the following criteria in addition to the above-mentioned requirements: (i) The company shall have equipments to inspect, process, dry and store the tree seeds; (ii) The registered capital of the company shall be more than RMB20,000,000; (iii) The company shall have a cultivation and breeding center; and (iv) The company shall have at least three employees in charge of quality supervision and inspection of the tree seeds, who have passed the examination at the provincial level.

JSZF has a provincial Production Permit, which is valid from August 30, 2006 to August 29, 2009, and a national Distribution Permit, which entitles it to sell certain types of regular tree seeds, quality tree seeds, seedlings and flowers in any province in the PRC. The Distribution Permit held by JSZF is valid from May 20, 2005 to May 20, 2008, and the company is seeking its renewal currently. The company believes that these permits will be easily and regularly renewable.

Although there are seed laws that limit investment by foreign entities in some aspects of the larger agricultural industry, the company does not believe that any of the current seed laws presents any limitation on foreign investment in a company engaged in any aspects within the green resource business it operates. The company does not believe that its participation in the project to preserve the cymbidium orchid, a rare plant, will have any impact on its operations under the seed laws of the PRC.

Urban Landscape Architecture and Gardening Business Licensing

As reflected in the current business license of JSZF, the business scope includes landscape architecture and gardening. In accordance with the Greenery Regulation and Provisions of Management on Urban Landscape Architecture and Gardening Enterprise, if a company intends to engage in urban landscape architecture and gardening, it will be subject to a certification process and obtain an Urban Landscape Architecture and Gardening Enterprise Certificate (“Gardening Certificate”) issued by Ministry of Construction or its provincial or municipal branch (“Construction Authority”) according to the level of the Gardening Certificate it applies for. A newly-incorporated urban landscape architecture and gardening enterprise shall apply for an Interim Urban Landscape Architecture and Gardening Enterprise Certificate (the “Interim Certificate”) and the relevant Construction Authority will conduct a preliminary review on such application. Within two years after the Interim Certificate is issued, the company is subject to a substantive examination and certification by the same Construction Authority, and if approved, the Gardening Certificate will then be issued to the company.

JSZF has an Interim Certificate (Second Level) issued by Jiangsu Provincial Construction Department, which entitles it to construct comprehensive projects with regard to urban landscape architecture and gardening on the area less than 50 hectares in any province in the PRC. Since the Interim Certificate has expired, JSZF is currently preparing to apply for a Gardening Certificate, and management believes that it will be issued the license in due course.

In accordance with Forest Law and Provisions of Management in Jiangsu Province, Forestation and Greenery Construction Enterprise Qualifications, any enterprise engaging in forestation and green resource projects shall have one of several levels of Forestation and Greenery Construction Enterprise Certificate (“Forestation Certificate”) which is based on its registered capital, professional personnel, equipment and management skills. Upon passing the examination set by the Jiangsu Agriculture Bureau and obtaining the corresponding Forestation Certificate, the company is entitled to engage in the construction of forestation and greenscape projects within the scope specified in the Forestation Certificate. Sunshine holds a Forestation Certificate (Second Level) issued by Jiangsu Agriculture Bureau which entitles it to construct single forestation projects in any province in the PRC within the area less than 5,000 mu (approximately equivalent to 824 acres).

Tax Benefits

In an effort to encourage the wood-growing industry and to promote urban green spaces, the PRC government introduced on January 1, 2008 a series of industry supporting policies and tax benefits. Greenscape as a company engaged primarily in wood-growing, is currently exempt from enterprise tax on income generated from the growing and sale of forest trees, and income generated from the sale of flowers and related plants is subject to an enterprise income tax rate of 12.5% which is half of the uniform enterprise income tax rate imposed on companies in the PRC. There is no indication how long this tax benefit will last. The central government recently has undertaken to review the corporate and income tax system within the PRC, and it is possible that there may be reductions or changes or termination of the benefit at some point in the future. Any change in the current income tax benefits will have an adverse effect on the cost of operations and margins that the company currently enjoys.

Property

JSZF has the right to use approximately 3,100 acres of land in central and eastern China, mostly in the provinces of Jiangsu and Jinangxi. Its headquarters is in Jiangsu. The table below is a list of all the properties of JSZF and a brief description of each with any payment obligations associated with its ownership or occupancy.

Location	Acreage	Method of Occupancy	Term in Year	Occupancy Payment Obligation	Principal Use
Xinqiao Town, Jiangsu Province	69 acres	Lease	7 Year term (2006-1-1) 2012-12-31)	Lease payment for prior 12 month is made once a year on 1st January each year Approximately RMB248,400/ year	Growing Base
Xinqiao Town, Jiangsu Province	820 acres	Lease	21-22 year term Will expire in 2028	Lease payment for prior 12 month is made once a year on 1st January of each year Approximately RMB2.7million - RMB 3.20 million/ year	Growing Base
De’an, Jiangxi Province	2,258 acres	Renewable lease	50 Year Term, 47 years left	Lease payment for prior 12 month is made once a year on 1st January of each year. Approximately RMB54,000/ year	Growing Base & Tree Plantation
Xinqiao Town, Jiansu Province	2.7 acres	Renewable lease	20 year term will expire in March 2027	Lease payment for prior 12 month is made once a year on 1st January each year. Approximately RMB50,000 - RMB 80,000/ year	Office Building Occupancy
Xinqiao Town, Jiangsu Province	1.3 acres	Owned	Permanent ownership of the property	Construction Cost of approximately RMB1.52 million has been paid in full	Office building
Xinqiao Town, Jiangsu Province	1 acre	Owned	Ownership of the property	Construction and purchase cost in total of ~ 1.4 million has been paid in full	Production

Post-Transaction Management

The following table sets forth the post-Business Combination Management, as currently contemplated. Additional persons will be identified prior to the consummation of the Business Combination for independent director positions, sufficient to satisfy the requirements for listing on an exchange in the United States.

Name	Age	Position with Resources	Position with JSZF
Zhenghong Zhu	42	Chief Executive Officer and Director	General Manager
Shirley Lee	36	Chief Financial Office	----
Yousheng Zhan	46	Chief Technical Officer	Production and Technical Director

Mr. Zhu Zhenghong is the Chief Executive Officer of Greenscape a position he has held since June 2007, and will be the CEO of Resources after the Business Combination. Mr. Zhu has also been the General Manager of JSZF from August 2002 to date. From July 1993 to July 2002, Mr. Zhu was the Director of Party Office of Xinqiao Town Government and Deputy Mayor of Xinqiao Town Government in charge of agricultural development. From October 1991 to July 1983, Mr. Zhu obtained a Diploma of Economics and Management from Jiangsu Youth Institute of Government, and from October 1985 to September 1991, he was the Propaganda Officer and Youth League Committee Secretary of Xinqiao Town Government. Mr. Zhu holds a Bachelors Degree in Economics and Management from the Jiangsu Provincial Committee Party Academy which was granted in July1997. Mr. Zhu is experienced in GAAP accounting rules. Mr. Zhu has been the Deputy President of the Commerce Chamber of Seedling of Jiangsu Province since June 2005 and the Deputy President of the Association of Leading Enterprises of Jiangsu Province since July 2006, and he was awarded as the Jiangsu Provincial Excellent Entrepreneur in November 2006.

Mr. Zhan Yousheng serves as the Chief Technical Officer of Greenscape a position he has held since June 2007 and will be the Chief Technical Officer of Resources after the Business Combination. Mr. Zhan has been the Production and Technical Director of JSZF from January 2006 to date. From January 1997 to December 2005, Mr. Zhan was the Dean Assistant of Forestry Science Academy of Jiangxi Province, and the Director of the Forestry Resources and Environmental Research Institute at Forestry Science Academy of Jiangxi Province. From July 1983 to December 1996, Mr. Zhan was the Engineer and Technician to the Director and Senior Engineer at Jiangxi Forest and Science Institute. Mr Zhan holds a Bachelor Degree from Nanjing Forestry University which was granted in July 1983.

Ms. Shirley Lee has been Chief Financial Officer of Greenscape since September 2007, and will be the Chief Financial Officer of Resources after the Business Combination. From May 2006 to August 2007, Ms. Lee was the Chief Financial Officer of the Chinese subsidiary of Safe Information Group, an internet-based credit information provider with headquarters in Sweden and operations in UK. From July 2005 to January 2006, she was a Financial Analyst at the AXA Insurance Group in London. From May 2003 to June 2005, Ms Lee was an accountant at DBTEL International (Europe) Ltd in London, and from December 1996 to September 1999, she was an auditor at Hangzhou Xihu Certified Public Accountants, China. From July 1994 to December 1996. Ms. Lee was the Financial Manager for Hangzhou Meihua Jewelry Co. Ltd, China. Ms Lee graduated from Hangzhou Electronic and Engineering Institute in July 1994. She obtained an MBA degree in Finance from Lincoln University in UK in 2001. Ms Lee has been a full ACCA member since 2005. Ms. Lee has considerable experiences in corporate finance, auditing and financial planning through her multinational exposure in both Chinese and international operations.

Unaudited Financial Information

China Greenscape Co., Ltd. and its subsidiaries currently maintain their books and records in order to prepare their respective financial statements in accordance with generally accepted accounting principles in the Peoples Republic of China (PRC GAAP). The selected unaudited consolidated financial data of China Greenscape Co., Ltd. and its subsidiaries presented below has been adjusted to present the unaudited data in accordance with United States generally accepted accounting principles (US GAAP). The financial data set forth below was derived from certain unaudited pro forma statements provided by Greenscape for itself and its subsidiary, JSZF. The financial data will be subject to adjustment when presented on a fully consolidated, audited basis in compliance with Regulation S-X for inclusion in subsequent filings by Shine and Resources in connection with its preparation of a registration statement / proxy statement, and as a result may be different. The following unaudited financial data should be read only as an indication of the financial condition of Greenscape and its subsidiaries.

Consolidated income statement data, presented in USD, rounded up, in millions:

	2006 USD(1)	2007 USD(1)
Revenues	28.8	33.3
Gross profit	14.1	18.5
Operating income	13.2	16.6
Foreign currency translation	0.5	1.6
Comprehensive income	13.7	17.8

(1)
Prior to rounding, the amounts in this column were converted from Chinese Renminbi into US dollars solely for the convenience of the reader at an exchange rate of US$1 = 7.5632 RMB, the average rate of the noon buying rate quoted by the Federal Reserve Bank of New York at the end of each month of year 2007. Please note that the convenience translation is not required by U.S. GAAP.

Consolidated balance sheet data:

	2006 USD(1)	2007 USD(1)
Total current assets	55.5	90.3
Total assets	59.0	93.9
Total current liabilities	26.1	20.1
Total liabilities	56.9	53.0
Total owners’ equity	2.1	41.0
(1)
Prior to rounding, the amounts in this column were converted from Chinese Renminbi into US dollars solely for the convenience of the reader, using the average rate of the noon buying rate quoted by the Federal Reserve Bank of New York at the end of each month of each year 2006 and 2007. Please note that the convenience translation is not required by U.S. GAAP.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits:

10.1
Stock Purchase Agreement, dated as of May 8, 2008, among Shine Media Acquisition Corporation, Green China Resources, Inc., China Greenscape Co., Ltd., Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. and the holders of ordinary shares of China Greenscape Co., Ltd. (“Acquisition Agreement”)

10.2	Form of 5% Lock Up Agreement for China Greenscape Co., Ltd. Shareholders

10.3	Form of 1-5% Lock Up Agreement for China Greenscape Co., Ltd. Shareholders

10.4	Form of Greenscape / JSZF Employment Agreement

10.5	Green China Resources Limited - Articles of Association and Memorandum of Association, as amended, dated April 23, 2008

99.1	Press release of Shine Media Acquisition Corp., dated May 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2008	SHINE MEDIA ACQUISITION CORP.

	By:	/s/Hock Ong
Name: Hock Ong
Title: Chief Financial Office
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